EXHIBIT 5 AND 23.1

           OPINION OF COUNSEL REGARDING LEGALITY AND CONSENT OF COUNSEL


                               Preston Gates & Ellis
                                     Attorneys


                                    August 1, 1994


Univar Corporation
6100 Carillon Point
Kirkland, Washington 98033

     Re: Univar Corporation Stock Purchase Plan

Gentlemen:

     We have acted as counsel to Univar Corporation (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of 400,000 shares of the Company's common stock, $.33-1/3 par value, which will be purchased by participants in the above-referenced plan (the "Plan") in open market transactions effected by a broker on their behalf. In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed purchase of the common stock, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon that review, it is our opinion that the shares of common stock being registered, when purchased in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and nonassessable.

     We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the common stock and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration and related prospectus.


                                           Very truly yours,

                                           PRESTON GATES & ELLIS




                                           By  /s/ Mark R. Beatty